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                                                                    Exhibit 99.1

                                      G&L
                                      ---
                                 REALTY CORP.
                                     NEWS

RELEASE:                                  CONTACT:
Immediate                                 David Hamer   310-273-9930
                                          E-mail:dhamer@glrealty.com

              G&L REALTY CORP. ANNOUNCES THAT SPECIAL COMMITTEE
              -------------------------------------------------
                    DECLINES LATEST WEISMAN GROUP PROPOSAL
                    --------------------------------------

BEVERLY HILLS, California, September 20, 2001. G&L Realty Corp. (NYSE: GLR) announced that the special committee of its board of directors has advised Lyle Weisman and his associates (the "Weisman Group") that it cannot recommend the Weisman Group's latest proposal dated September 17, 2001, because it is not in the form of a definitive acquisition agreement executed by the Weisman Group, which becomes immediately binding upon execution and delivery to the Weisman Group by the Company and which is accompanied by a deposit of $2.5 million. The body of the special committee's letter to the Weisman Group follows:

     The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of and has considered your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001, September 5, 2001 and
     September 17, 2001 (the "WGFK Proposal"). We note the implicit criticisms imbedded in your most recent letter, and take strong exception to any implication that we are doing anything other than what is required of us as the directors of a Maryland corporation.

     As you know, we now have a transaction pursuant to a binding agreement,
     subject to stockholder approval, at $12.00 per share.   We received advice
     from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the range of fairness for the Company's common stock is between $5.00 and $10.00. Under the terms of the Agreement and Plan of Merger, dated as of May 10, 2001, between the Company and G & L Realty Acquisition, LLC (the "Merger Agreement"), that transaction must be consummated by October 15, 2001, or it will be lost to the stockholders of this Company.

     Given the totality of the circumstances facing the Company, including the now highly uncertain capital markets as well as the declining economy as a whole, it is our view as a Committee that we cannot consider any proposal from you unless that proposal is in the form of definitive acquisition agreement executed by you, which becomes immediately binding upon execution and delivery to you by the Company and which is

                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                      Tel: 310-273-9930 Fax: 310-248-2222
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     accompanied by a deposit of not less than $2.5 million. We have consistently communicated in our letters to you as well as in conversations with your counsel that the Committee is not prepared to take any action which would deprive stockholders of the benefits of the Merger Agreement and expose the Company to liability for the termination fees provided for in that Merger Agreement (which we have been informed by Messrs. Gottlieb and Lebowitz now exceed $2.7 million), unless the Merger Agreement could be simultaneously replaced by an alternative agreement and the payment of the $2.5 million deposit. You have, and have had for more than the past four months, a copy of the Merger Agreement. As we have previously indicated to you, that document could easily serve as a model for any offer you might want us to consider. Putting signature lines at the bottom of a letter does not elevate a mere proposal describing a possible transaction into a binding agreement -particularly where, as here, all of the obligations of the would be "offeror" are as a practical matter contingent upon the future negotiation, execution and delivery of a definitive acquisition agreement.

     The fact that you have over these many months never moved beyond the "proposal" stage nor provided a copy of your business plan to the Committee makes us doubt whether you really seek to acquire the common stock of the Company. Alternatively, you are free to make such offer as you believe to be appropriate on such terms as you believe to be appropriate directly to the stockholders of the Company.

     We stand prepared to receive and to consider any offer that you might make
     that satisfies the above basic criteria.   Additionally, in light of the
     recent tragic events in our country and their impact on the capital markets, the Committee also requests that any further proposals from you be accompanied by an updated commitment letter evidencing your source of financing, dated after September 11, 2001. We are not prepared to spend any time or Company resources considering any further "proposals" describing a possible transaction unless they are in the form of an offer capable of being accepted.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.
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                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                      Tel: 310-273-9930 Fax: 310-248-2222